Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 31, 2006 (with respect to Note 15 and the seventh paragraph of Note 1, April 28, 2006 and December 18, 2006, respectively) on our audits of the consolidated financial statements and the financial statement schedule of VeriChip Corporation and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 which is included in the Registration Statement No. 333-130754 on Amendment No. 6 to Form S-1 and related Prospectus of VeriChip Corporation for the registration of shares of its common stock.

/s/ Eisner LLP

New York, New York

January 18, 2007